Exhibit 99.2

NOTICE OF MEETING

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT IMMEDIATELY YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000.

NOTICE OF MEETING

to each of the holders of the

GPB Eurobond Finance PLC

(the “Issuer”)

outstanding

perpetual callable U.S.$1,000,000,000 7.875 per cent. Loan Participation Notes (the “Notes”)

(ISIN: XS0848137708; Common Code: 084813770)

issued by the Issuer as Series 8

under the U.S.$15,000,000,000 Programme the (“Programme”)

for the Issuance of Loan Participation Notes to be issued by, but with limited recourse to, the Issuer for the purpose of financing loans to

Gazprombank (Open Joint-Stock Company)

(“Gazprombank”)

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 5 to the amended and restated principal trust deed, in respect of the Programme, dated 23 September 2011, between the Issuer and Citicorp Trustee Company Limited as trustee (the “Trustee”) for the holders of the Notes (the “Noteholders”) (the “Principal Trust Deed”), which is amended, in respect of the Notes, by a supplemental trust deed dated 25 October 2012 between the Issuer and Trustee dated 25 October 2012 (the “Supplemental Trust Deed”, and together with the Principal Trust Deed, the “Trust Deed”), such Trust Deed constituting the Notes, a meeting (the “Meeting”) of the Noteholders convened by the Issuer, a public limited liability company incorporated under the laws of Ireland, having its registered office at 5 Harbourmaster Place, IFSC, Dublin 1, Ireland will be held at 2:30 p.m. (London time) on 23 December 2013 at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed. Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Trust Deed.

EXTRAORDINARY RESOLUTION

“THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the perpetual callable U.S.$1,000,000,000 7.875 per cent. Loan Participation Notes (of which U.S.$1,000,000,000 are outstanding) issued on 25 October 2012 (the “Notes”) by GPB Eurobond Finance PLC (the “Issuer”) as Series 8 under the U.S.$15,000,000,000 Programme (“Programme”) for the Issuance of Loan Participation Notes to be issued by, but with limited recourse to, the Issuer for the purpose of financing loans to Gazprombank (Open Joint-Stock

Company) (“Gazprombank”), such Notes being constituted by an amended and restated principal trust deed, in respect of the Programme, dated 23 September 2011 between the Issuer and Citicorp Trustee Company Limited (the “Trustee”) (the “Principal Trust Deed”) as amended, in respect of the Notes, by a supplemental trust deed dated 25 October 2012 between the Issuer and Trustee (the “Supplemental Trust Deed”, and together with the Principal Trust Deed, the “Trust Deed”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:

(1)	RESOLVES to assents to (and authorises, directs, requests and empowers the Trustee to consent to) the modification of the subordinated loan agreement dated 24 October 2012 (the “Loan Agreement”) between the Issuer (as lender) and Gazprombank (as borrower) as set out in the “Amendment Addendum to the Subordinated Loan Agreement dated 24 October 2012” to be entered into between the Issuer and Gazprombank, the draft of which is attached as Schedule 1 to this Notice of Meeting (the “Addendum”).

(2)	RESOLVES to assent to (and authorises, directs, requests and empowers the Trustee to consent to) the entry by the Issuer and Gazprombank into the Call Option Agreement, the draft of which is attached as Schedule 2 to this Notice of Meeting (the “Call Option Agreement”).

(3)	RESOLVES to assent to and approve the modification to the terms and conditions of the Notes set out in Schedule 1 to the Supplemental Trust Deed as follows:

The following italicised text shall be added at the end of Condition 5:

“Clause 8 of the Loan Agreement provides that if a Write Down Event (as defined in the Loan Agreement) has occurred and is continuing on the Write Down Measure Effective Date (as defined in the Loan Agreement) Gazprombank shall (irrespective of whether Gazprombank has incurred any losses) irrevocably (without the need for the consent of the Lender or the Trustee) cancel any interest accrued to (but excluding) the Write Down Measure Effective Date (as defined in the Loan Agreement) by the relevant Interest Cancellation Amount (as defined in the Loan Agreement). Any interest payment that has been Cancelled (as defined in the Loan Agreement) in accordance with Clause 8 of the Loan Agreement, shall not accumulate or be payable at any time thereafter, including where the relevant Write Down Event(s) is(are) no longer continuing. No interest shall accrue from the Write Down Measure Effective Date and as long as a Write Down Event(s) (as defined in the Loan Agreement) is(are) continuing. In such circumstances, the Issuer shall have no right to any such Cancelled interest. Consequently where interest is Cancelled or no longer accrues due to a Write Down Event continuing under the Loan Agreement, no corresponding payment of interest will be made pursuant to the Notes.”

The following text shall be added as a new Condition 6(e):

“Write Down: Pursuant to Clause 8 of the Loan Agreement, if a Write Down Event has occurred and is continuing on the Write Down Measure Effective Date, Gazprombank shall (irrespective of whether Gazprombank has incurred any losses) if the Interest Cancellation Measure (as defined in the Loan Agreement) together with cancellation of accrued interest on Parity Write Down Instruments (as defined in the Loan Agreement) in full is insufficient to remedy the Write Down Event irrevocably (without the need for the consent of the Lender or the Trustee) reduce the then Outstanding Principal Amount of the Loan by the relevant Write Down Amount, as all such terms are defined in the Loan Agreement. To the extent that, pursuant to Clause 8 of the Loan Agreement, the principal amount of the Loan is reduced, then the principal amount of each of the Notes will be written down on a pro rata basis, upon such reduction of the Loan, without any further payments due on such principal amount of each Note that is written down.”

The following text shall be added as a new Condition 6(f):

“Write-down of the Notes following a Write Down Event: The Issuer shall immediately upon receipt of a Write Down Event Notice (as defined in the Loan Agreement), give notice to the Trustee, the Agents and the Noteholders in accordance with Condition 14 giving the details contained in such Write Down Event Notice.

The Issuer shall immediately upon receipt of a Write Down Measure Notice (as defined in the Loan Agreement) give notice to the Trustee, the Agents and the Noteholders in accordance with Condition 14 that on the relevant Write Down Measure Effective Date (as defined in the Loan Agreement and as set out in the Write Down Measure Notice):

(i)	interest on the Notes in an amount equal to the interest due under the Loan being cancelled shall be automatically cancelled on the Write Down Measure Effective Date, and all references to accrued and unpaid interest in the Conditions, the Trust Deed, the Agency Agreement and the Notes shall be construed accordingly;

(ii)	to the extent applicable, a principal amount of the Notes in an amount equal to the principal amount of the Loan being Written Down (as defined in the Loan Agreement) shall automatically be written down on the Write Down Measure Effective Date and (where such principal amount is the entire principal amount of the Notes) such Notes shall be cancelled, and all references to the outstanding principal amount of the Notes in the Conditions, the Trust Deed, the Agency Agreement and the Notes shall be construed accordingly;

(iii)	the Noteholders shall be deemed irrevocably to waive their right to receive, and no longer have any rights against the Issuer or any other party with respect to repayment (as applicable) of the principal amount of the Notes and accrued and unpaid interest, in each case so written down or cancelled pursuant to paragraphs (i) and (ii) above; and

(iv)	all rights and claims of the Noteholders for and to payment of any amounts under or in respect of the Notes (including, without limitation, accrued and unpaid interest) subject to write down or cancellation pursuant to this Condition as set out in the Write Down Measure Notice, and all corresponding rights of the Noteholders to instruct the Trustee to exercise any rights in respect of such amounts written down or cancelled, shall be extinguished and shall become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write Down Measure Notice or the Write Down Measure Effective Date.

Neither the Trustee nor any Agent shall have any responsibility for, or liability or obligation in respect of, any loss, claim or demand incurred as a result of or in connection with a Write Down Event or any consequent cancellation of the Notes or write down of any claims in respect thereof, and neither the Trustee nor the Agents shall be responsible for any monitoring or calculation or determination or the verification of any calculation or determination in connection with the same. Notwithstanding any other provision of these Conditions, an Interest Cancellation or a Write Down shall not constitute an Acceleration Event (or a Potential Acceleration Event) (each as defined in the Loan Agreement) or a default by Gazprombank under a Loan Agreement.”

The following text shall be added as a new Condition 6(g):

“Call Option: The Issuer may, on any Interest Payment Date beginning with that falling on, or nearest to 25 April 2018 and ending on that falling on, or nearest to 25 October 2023 (the “Optional Redemption Date”), on giving not less than eight days’ notice thereof to the Trustee and the Noteholders in accordance with Condition 14, redeem all, but not some only, of the Notes at their outstanding principal amount together with interest accrued to the date of redemption.

Pursuant to the Call Option Agreement, the Issuer has agreed with Gazprombank that it will, subject to the terms and conditions of the Call Option Agreement, only exercise this option to redeem the Notes upon irrevocable notice from Gazprombank.

The Issuer’s obligations in respect of this Condition to redeem and make payment for the Notes shall constitute an obligation only to account to Noteholders on the Optional Redemption Date for an amount equivalent to the sums received by or for the account of the Issuer pursuant to the Loan Agreement (in respect of interest and other amounts) and the Call Option Agreement (in respect of principal and other amounts).”

To amend the Conditions in accordance with the Schedule 1 to the Amended Supplemental Trust Deed, in order to reflect the entry by Gazprombank and the Issuer into the Call Option Agreement.

(4)	RESOLVES to assent to and approve the modification to the terms and conditions of the Notes whilst in Global Form as follows:

All references in the Global Note (except in the first sentence of second paragraph) to the “Loan Agreement” shall be construed as references to “Loan Agreement and/or Call Option Agreement, as applicable”.

The following is to be added to the Global Note:

“Suspension of settlement following notice of Write Down Event

On the date of receipt by Euroclear, Clearstream, Luxembourg or any Alternative Clearing System (as the case may be) from the Issuer for onward transmission to the accountholders of the notice specifying the Write Down Measure Effective Date (the “Suspension Date”), such clearing system(s) shall suspend all clearance and settlement of the Notes until the Business Day after the Write Down Measure Effective Date (being a Business Day on which Euroclear, Clearstream, Luxembourg or such Alternative Clearing System (as the case may be) is open for business) (the “Suspension Period’’). Neither Noteholders nor accountholders will be entitled to settle the transfer of any Notes from the Suspension Date, and any sale or other transfer of the Notes that a Noteholder or accountholder may have initiated prior to the Suspension Date that is scheduled to settle during the Suspension Period will be rejected by Euroclear, Clearstream, Luxembourg, or such Alternative Clearing System (as the case may be) and will not be settled within Euroclear, Clearstream, Luxembourg or such Alternative Clearing System (as the case may be).

Write down of principal amount of the Notes following a notice of Write Down Event

On the Write Down Measure Effective Date, the principal amount of the Notes in an amount equal to the principal amount of the Loan being written down selected in accordance with the standard operating procedures of Euroclear, Clearstream, Luxembourg or such Alternative Clearing System (as the case may be) shall automatically be written down and (where such principal amount is the entire principal amount of the Notes) such Notes shall be cancelled, and all references to the outstanding principal amount of the Notes shall be construed accordingly.”

(5)

RESOLVES to assent to and approve the modification to the Issue Terms of the Notes (the “Issue Terms”) (i) so that the definition of “Conditions” therein will refer to the terms and conditions of the Notes amended pursuant to paragraph (3) of this Extraordinary Resolution, (ii) to add the words “subject to the application of any Write Down Measure pursuant to Clause 8 of the Loan Agreement” in paragraphs 10, 15(iv), 17 and 18 of such Issue Terms, (iii) paragraph 9 of such Issue Terms shall be amended to read “Subject to Clauses 4 and 8 of the Loan Agreement, 7.875 per cent. Fixed Rate per annum, payable semi-annually in arrear, until the Reset Date (as defined in the Loan Agreement) and thereafter at the relevant Interest Rate (determined in accordance with Clause 4.1 of the Loan Agreement)” and (iv) to add the words “until the Reset Date (as defined in the Loan Agreement) and thereafter at the relevant Interest Rate (determined in accordance with Clause 4.1 of the Loan Agreement)” in paragraph 15(i) of such Issue Terms;

(6)	RESOLVES to assent to and approve the modification to the Supplemental Trust Deed as follows:

The following language shall be added to Clause 1.2 of the Supplemental Trust Deed:

“References in the Principal Trust Deed to the “Assigned Rights” shall be construed as references to “Assigned Rights”, as defined herein;

References in the Principal Trust Deed to “Event of Default” shall be construed as references to “Event of Default”, as defined herein;

References in the Principal Trust Deed to the “Loan Agreement” shall be construed as references to “Loan Agreement and/or Call Option Agreement, as applicable”;.”

The following definitions shall be added to Clause 2 of the Supplemental Trust Deed:

“Addendum” means an amendment addendum to the Loan Agreement dated on or about the date of the Amended Supplemental Trust Deed between the Issuer and the Borrower;

“Assigned Rights” means the rights and benefits assigned to the Trustee in Clause 6.2 and 6.6 of this Supplemental Trust Deed;

“Assignment” means the Loan Assignment and the Call Option Assignment;

“Call Option Agreement” means the call option agreement dated on or about the date of the Amended Supplemental Trust Deed between the Issuer and the Borrower, as may be further supplemented, amended and/or restated from time to time;

“Call Option Failure to Pay Event” means a failure by the Borrower to perform its obligations under Clause 2.3 of the Call Option Agreement;

“Charge” means the Loan Charge and the Call Option Charge;

“Event of Default” means an Acceleration Event or Call Option Failure to Pay Event;”

The following shall be added as Clause 6.5 and 6.6, respectively, of the Supplemental Trust Deed:

“6.5	The Call Option Charge: The Issuer with full title guarantee and as continuing security for the payment of all sums under the Trust Deed and the Notes hereby charges in favour of the Trustee by way of first fixed charge (the “Call Option Charge”):

6.5.1	all amounts now or hereafter payable by the Borrower to the Issuer under the Call Option Agreement; and

6.5.2	the right to receive all sums which may be or become payable by the Borrower under any claim, award or judgment relating to the Call Option Agreement,

provided that, subject to this Supplemental Trust Deed, for the avoidance of doubt the Issuer shall remain legal and beneficial owner of the property subject to the Call Option Charge following the creation of the Call Option Charge.

6.6	The Call Option Assignment:

6.6.1	The Issuer with full title guarantee hereby assigns (the “Call Option Assignment”) absolutely to the Trustee for the benefit of itself and the Noteholders all the rights, title, interests and benefits, both present and future, which have accrued or may accrue to the Issuer under or pursuant to the Call Option Agreement (including, without limitation, all moneys payable to the Issuer and any claims, awards and judgments in favour of the Issuer in connection with the Call Option Agreement and the right to take any actions, steps or proceedings to enforce the rights of the Issuer thereunder) other than any rights, title, interests and benefits charged in favour of the Trustee by way of first fixed charge under Clause 6.5 above.

6.6.2	On the irrevocable and unconditional payment or discharge by the Issuer of all sums under this Supplemental Trust Deed and the Notes, the Trustee, at the request and cost of the Issuer (to the extent it receives the corresponding funds therefor from the Borrower), shall release, reassign or discharge the Assigned Rights to, or to the order of, the Issuer, provided that no such release, reassignment or discharge shall be effective unless and until any such costs are paid to or to the order of the Trustee.”

(7)	RESOLVES to authorise, direct, request and empower the Issuer (in its capacity as lender under the Loan Agreement) to concur with Gazprombank in the modifications referred to in paragraph (1) of this Extraordinary Resolution and, in order to give effect to them, forthwith to execute the Addendum in the form of the draft produced to this Meeting and for the purposes of identification initialled by the Chairman of the Meeting with such amendments (if any) to them as the Issuer shall require and the Trustee shall approve;

(8)	RESOLVES to authorise, direct, request and empower the Issuer and Gazprombank to concur in and execute the Call Option Agreement in the form of the draft produced to this Meeting and for the purposes of identification initialled by the Chairman of the Meeting with such amendments (if any) to them as the Issuer shall require and the Trustee shall approve;

(9)	RESOLVES to authorise, direct, request and empower the Trustee and Issuer to concur in and execute an amended supplemental trust deed (the “Amended Supplemental Trust Deed”) in the form of the draft produced to this Meeting and for the purposes of identification initialled by the Chairman of the Meeting with such amendments (if any) as the Issuer and/or Trustee shall require) to implement the modification of the terms and conditions of the Notes, the Global Note and the Supplemental Trust Deed as set out in paragraphs (3), (4) and (6) of this Extraordinary Resolution;

(10)	RESOLVES to authorise, direct, request and empower the Trustee to concur in and execute and deliver the supplemental paying agency agreement (the “Supplemental Paying Agency Agreement”) in the form of the draft produced to this Meeting and for the purposes of identification initialled by the Chairman of the Meeting with such amendments (if any) as the Issuer and/or Trustee shall require.

(11)	RESOLVES to sanction and assent to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer or against any of its/their property whether such rights shall arise under the Trust Deed or otherwise involved in or resulting from such modifications.

(12)	RESOLVES to authorise, direct, request and empower the Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to this Extraordinary Resolution; and

(13)	RESOLVES to discharge and exonerate the Trustee from all liability for which it may have become or may become liable under the Trust Deed or the Notes in respect of any act or omission including without limitation in connection with this Extraordinary Resolution or its implementation, such modifications or the implementation of those modifications.

Unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed.

Documents Available for Collection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) until 15 minutes prior to the Meeting, obtain (free of charge) copies of the documents set out below at the specified office of the Tabulation Agent in London set out below and at the registered office of the Issuer being 5 Harbourmaster Place, IFSC, Dublin 1, Ireland.

Documents available:

•	the Series Prospectus dated 24 October 2012 relating to the issue of the Notes;

•	the Subordinated Loan Agreement dated 24 October 2012;

•	the Principal Trust Deed;

•	the Supplemental Trust Deed;

•	the amended and restated paying agency agreement dated 23 September 2011;

•	a draft (subject to non-material modification) of the Addendum;

•	a draft (subject to non-material modification) of the Call Option Agreement;

•	a draft (subject to non-material modification) of the Amended Supplemental Trust Deed (which incorporates the Amended Issue Terms); and

•	a draft (subject to non-material modification) of the Supplemental Paying Agency Agreement.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

The Trustee does not express any views or opinion as to the merits of the Extraordinary Resolution but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being submitted to Noteholders for their consideration. The Trustee has not been involved in negotiating the Extraordinary Resolution and does not make any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Notice of Meeting. Noteholders who are unsure of the impact of the Extraordinary Resolution should seek their own independent financial, legal and tax advice, as appropriate.

The Issuer and Gazprombank will bear certain legal, accounting and other professional fees and expenses associated with the Extraordinary Resolution.

In accordance with normal practice, the Trustee has not been involved in the formulation of the Extraordinary Resolution and the Trustee expresses no views or opinion on the merits of the Extraordinary Resolution but has authorised it to be stated that it has no objection to the Extraordinary Resolution being submitted to Noteholders for their consideration. Noteholders should take their own independent financial, legal and tax advice on the merits and on the consequences of voting in favour of the Extraordinary Resolution, including any tax consequences.

Accordingly, Noteholders who are unsure of the impact of the Extraordinary Resolution should seek their own independent financial, legal and tax advice.

Voting and Quorum

The relevant provisions governing the convening and holding of the Meeting are set out in Schedule 5 to the Principal Trust Deed, copies of which are available for inspection as referred to above.

The Notes are currently represented by a global note (the “Global Note”) held by and registered in the name of Citivic Nominees Limited as nominee for Euroclear Bank SA/NV and Clearstream Banking, société anonyme (the “Clearing Systems”, and each a “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Notes, as shown in the records of Euroclear or Clearstream or its accountholders (“Direct Participants”), should note that such person will not be a Noteholder for the purposes of this Notice of Meeting and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice of Meeting will be the registered holder of the Global Certificate which is Citivic Nominees Limited, as nominee for Euroclear and Clearstream.

A Noteholder, Beneficial Owner or Direct Participant (directly or on behalf of Noteholders or Beneficial Owners) who has submitted Consent Instructions to the Clearing Systems in accordance with the procedures set out in the Consent Solicitation Memorandum dated 29 November 2013 need take no further action in relation to voting at the Meeting in respect of the Extraordinary Resolution. By submitting or delivering a duly completed Consent Instruction to the relevant Clearing Systems, the relevant Noteholder irrevocably instructs Citivic Nominees Limited to appoint the Tabulation Agent or its nominee (nominated by it) as proxy to vote in favour of the Extraordinary Resolution and in respect of the Notes which are the subject of the Instruction.

The following paragraphs (1)-(5) apply only to Noteholders or Beneficial Owners who have not submitted or delivered or arranged for the submission or delivery of Consent Instructions to the relevant Clearing System in accordance with the Consent Solicitation Memorandum.

(1)	A Noteholder may by an instrument in writing (a “form of proxy”) in the form available from the specified office of the Registrar specified below in English signed by the Noteholder or, in the case of a corporation, executed under its common seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Meeting or any adjourned Meeting appoint any person (a “proxy”) to act on his or its behalf in connection with the Meeting (or any adjourned Meeting).

(2)	A proxy so appointed pursuant to paragraph (1) above shall so long as such appointment remains in force be deemed, for all purposes in connection with the Meeting to be the Noteholder to which such appointment related and the Noteholder shall be deemed for such purposes not to be the Noteholder.

(3)	Beneficial Owners and Direct Participants who hold their interest in Notes through a Clearing System and who wish to attend and vote at the Meeting (or any adjourned Meeting) should contact the relevant Clearing System to make arrangements to be appointed as a proxy (by the Noteholder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting (as set out in paragraph (1) above) (or any adjourned such meeting). The proxy to be so appointed may be selected by the Direct Participant or the Beneficial Owner (and could be the Beneficial Owner if an individual). Beneficial Owners or Direct Participants who hold their interest in Notes through a Clearing System and who do not wish to attend and vote at the Meeting (or any adjourned Meeting) should contact the relevant Clearing System to make arrangements for the Noteholder to appoint the Tabulation Agent or any two of its employees (as it shall determine) as proxy to cast the votes either for or against relating to the Notes in which he has an interest at the Meeting.

Beneficial Owners must have made arrangements for the appointment of proxies with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Direct Participant’s account and to hold the same to the order of or under the control of the Registrar (save that during the period of 48 hours before the time fixed for the Meeting such instructions may not be amended or revoked).

(4)	A Direct Participant whose Notes have been so blocked will thus be able to procure that a voting instruction is given in accordance with the procedures of Euroclear or Clearstream to Citivic Nominees Limited.

(5)	Any Note(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the conclusion of the Meeting (or, if later, any adjourned such Meeting); provided, however that if the Noteholder has caused a proxy to be appointed in respect of such Note(s) prior to such time, such Note(s) will not be released to the relevant Direct Participant unless and until the Noteholder has notified the Issuer of the necessary revocation of or amendment to such proxy.

The Extraordinary Resolution may only be considered at the Meeting if the Meeting is quorate. The Meeting will be quorate if one or more persons being entitled to vote (whether as a Noteholder or as proxy or representative) is present at the Meeting who holds or represents the requisite principal amount of outstanding Notes for the quorum requirement (as set out below across from “Original Meeting”). If the Meeting is not quorate, it will be adjourned to a later time and date. When the Meeting resumes following adjournment, the Trust Deed makes provision for a lower quorum requirement (as set out below across from “Adjourned Meeting”).

If within half an hour after the time appointed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, not being less than 14 days and not more than 42 days, as may be appointed by the Chairman of the Meeting either at or after the Meeting.

The quorum requirement is as follows:

Meeting	Quorum Requirement

Original Meeting	One or more persons present holding Notes or being proxies or representatives and holding or representing in the aggregate not less than two-thirds in principal amount of the Notes for the time being outstanding.

Adjourned Meeting	One or more persons present in person holding Notes and/or being proxies or representatives and holding or representing in the aggregate not less than one-half in principal amount of the Notes for the time being outstanding.

Every question submitted at the Meeting will be decided in the first instance by a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman of the Meeting, or by one or more persons present holding Notes or being proxies or representatives and holding or representing in the aggregate not less than one-fiftieth part of the principal amount of the Notes for the time being outstanding. On a show of hands every person who is present in person and who is a Noteholder or is a proxy or representative shall have one vote.

On a poll, every person who is so present shall have one vote for each U.S.$1,000 in principal amount of each Note so held or owned in respect of which he is a proxy or representative.

In case of equality of votes the Chairman of the Meeting shall, both on a show of hands and on a poll, have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a proxy.

For the Extraordinary Resolution to be duly passed, it must be passed at a meeting of the Noteholders duly convened and held in accordance with the provisions of Schedule 5 of the Principal Trust Deed by the affirmative vote of holders of outstanding Notes present in person or represented by proxy or representative owning in the aggregate not less than two-thirds in principal amount of the outstanding Notes owned by the Noteholders who are so present or represented at the meeting.

If passed, the Extraordinary Resolution will be binding upon all Noteholders, whether or not they were present or represented at the Meeting and whether or not they voted at the Meeting.

(6)	This notice, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, English law.

(7)	Noteholders whose Notes are held by Clearstream or Euroclear should contact the following for further information:

Clearstream:	Corporate Action (CIE) Department Tel: (Luxembourg) +352 24 33 8070, Fax: +352 24 36 8070

Euroclear:	Custody Operations Department Tel: (Brussels) +322 224 4245, Fax: +322 224 1459

(8)	The Tabulation Agent with respect to the Proposals is:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Telephone: +44 207 541 7504

Email: xchange.offer@db.com

Attention: Debt & Agency Services

(9)	The Principal Paying and Transfer Agent with respect to the Notes is as follows:

Citibank, N.A., London Branch

Floor 14, Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Fax: + 353 (1) 622 4030

Attention: Agency and Trust

This notice is given by:

GPB Eurobond Finance PLC

29 November 2013

SCHEDULE 1—FORM OF THE ADDENDUM

Dated [—] 2013

GAZPROMBANK (OPEN JOINT-STOCK COMPANY)

and

GPB EUROBOND FINANCE PLC

AMENDMENT ADDENDUM TO THE SUBORDINATED LOAN

AGREEMENT DATED 24 OCTOBER 2012

Linklaters LLP

This Amendment Addendum to the Subordinated Loan Agreement (the “Addendum”) is made on [—] 2013 between:

(1)	GAZPROMBANK (OPEN JOINT-STOCK COMPANY), an open joint-stock company established under the laws of the Russian Federation whose registered office is 16 Block 1, Nametkina St., Moscow 117420 (“Gazprombank); and

(2)	GPB EUROBOND FINANCE PLC, a public limited liability company established under the laws of Ireland whose registered office is 5 Harbourmaster Place, IFSC, Dublin 1, Ireland (the “Lender”).

Whereas:

(A)	On 25 October 2012, The Lender extended to Gazprombank an unsecured subordinated deferrable loan in the amount of U.S.$1,000,000,000 (the “Original Loan”) under the U.S.$15,000,000,000 programme for the issuance of loan participation notes to be issued by, but with limited recourse to, the Lender for the purpose of financing loans to Gazprombank (the “Programme”) and on the terms and subject to the conditions of the original subordinated loan agreement dated 24 October 2012 (the “Original Agreement”)

(B)	The Original Loan was qualified as Tier 2 Capital in the Final Conclusion received from the CBR on 9 November 2012.

(C)	Gazprombank and the Lender have (with the consent of the Trustee) subsequently agreed to amend and restate the Original Agreement as set out in this Addendum with effect from the date hereof to amend the U.S.$1,000,000,000 loan (the “Loan”) on the terms set forth herein.

Now it is hereby agreed as follows:

1	Interpretation

Capitalised terms used in this Addendum but not defined in this Addendum shall have the meanings given to them in the Original Agreement. References in the Original Agreement to “this Agreement”, where the context admits, shall mean the Original Agreement as amended by this Addendum.

2	Amendment to the Original Agreement

2.1	The following definitions shall be added to or modified in Clause 1.1 (Definitions) of the Original Agreement, as the case may be:

2.1.1	“215-P Tier 1 Capital” means core capital (osnovnoi kapital) of Gazprombank within the meaning given to it in Regulation No. 215-P.

2.1.2	“395-P Tier 2 Capital” means additional capital (dopolnitelniy kapital) of Gazprombank within the meaning given to it in Regulation No. 395-P.

2.1.3	“Accounting Currency” means Russian Rouble or such other primary currency used in the presentation of Gazprombank’s accounts under Russian accounting standards from time to time.

2.1.4	“CBR Reporting Date” means the first day of each month or other date as of which pursuant to the applicable CBR regulations Gazprombank is required to report Common Equity Tier 1 Capital Ratio to the CBR.

2.1.5	“Common Equity Tier 1 Capital Ratio” means, as of any CBR Reporting Date, the Common Equity Tier 1 Capital as of such CBR Reporting Date, divided by the Risk Weighted Assets as of such CBR Reporting Date, expressed as a percentage, determined by Gazprombank pursuant to Regulation No. 395-P.

2.1.6	“Common Equity Tier 1 Capital” means, as of any CBR Reporting Date, the aggregate amount, in Russian Roubles, of items that constitute common equity tier 1 capital (bazoviy kapital osnovnogo kapitala) of Gazprombank as of such CBR Reporting Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by Gazprombank pursuant to Regulation No. 395-P.

2.1.7	“Interest Cancellation” has the meaning set out in Clause 8.1.

2.1.8	“Interest Cancellation Amount” means the amount of the interest determined by Gazprombank as necessary to be cancelled (in conjunction with any other interest cancellation measures taken in respect of Parity Write Down Instruments) in order to immediately remedy the Write Down Event, or if this is not possible, the full amount of the interest, in each case accrued to (but excluding) the Write Down Measure Effective Date.

2.1.9	“Interest Cancellation Measure” has the meaning given to it in Clause 8.

2.1.10	The definition of Notes shall be amended as follows: “Notes” means perpetual callable Series 8 U.S.$1,000,000,000 7.875 per cent. loan participation notes proposed issued by the Lender pursuant to the Principal Trust Deed as supplemented by the Supplemental Trust Deed.

2.1.11	“Original Principal Amount” means, in respect of the Loan, its principal amount on the date of this Agreement not taking into account any Write Down or any other write down or cancellation in accordance with the terms of this Agreement.

2.1.12	“Outstanding Principal Amount” means, in relation to the Loan, the Original Principal Amount, as reduced from time to time by any Write Downs or any other write down or cancellation pursuant to the terms of the Loan, as the case may be, in accordance with the terms of this Agreement.

2.1.13	“Parity Write Down Instruments” means obligations (other than the Loan) incurred directly or indirectly by Gazprombank (a) claims in respect of which constitute claims of creditors of Gazprombank that are subordinated so as to rank pari passu with the claims of the Lender, (b) which contain a similar cancellation or write-down mechanism (whether or not that mechanism also provides for subsequent write-up or reinstatement of such obligations) which is triggered upon the occurrence of the same event as that which triggers Interest Cancellation or Write Down in respect of the Loan and (c) which qualifies as 395-P Tier 2 Capital.

2.1.14	“Prepayment Date” means 25 April 2024 and(or) any Interest Payment Date falling thereafter.

2.1.15	“Principal Write Down Measure” has the meaning set out in Clause 8.1.

2.1.16	“Regulation No. 395-P” means CBR Regulation No 395-P dated 28 December 2012 “On the methodology for determining the amount and evaluating adequacy of own funds (capital) of credit organisations (“Basel III”)” (as amended, supplemented or replaced from time to time).

2.1.17	“Risk Weighted Assets” means, as of any CBR Reporting Date, the aggregate amount, in Russian Roubles, of risk-weighted assets of Gazprombank as of such CBR Reporting Date, as determined by Gazprombank pursuant to Regulation No. 395-P.

2.1.18	The definition of “Supplemental Trust Deed” shall be amended as follows: “Supplemental Trust Deed” means the amended and restated supplemental trust deed between the Lender and the Trustee dated [—] 2013 amending the original supplemental trust deed dated 25 October 2012 and supplementing the Principal Trust Deed in relation to the Notes.

2.1.19	“Write Down” has the meaning given to it in Clause 8.

2.1.20	“Write Down Amount” means the part of Outstanding Principal Amount of the Loan determined by Gazprombank as necessary to be written down (in conjunction with any other write down or conversion of, or other write down measures taken in respect of, Parity Write Down Instruments) in order to immediately remedy the Write Down Event, or if this is not possible, the full Outstanding Principal Amount of the Loan.

2.1.21	“Write Down Event” means either of the following: (a) the Common Equity Tier 1 Capital Ratio of Gazprombank is less than 2 per cent. as of a CBR Reporting Date or (b) the Agency on Deposit Insurance implements bankruptcy prevention measures in relation to Gazprombank in accordance with Federal Law No. 175-FZ “On the additional measures on strengthening the stability of the banking system in the period until 31 December 2014” dated 27 October 2008 (as amended or supplemented).

2.1.22	“Write Down Event Effective Date” means the first day on which a Write Down Event occurs.

2.1.23	“Write Down Event Notice” means a notice in writing which shall be given by Gazprombank to the Lender and the Trustee not later than on the second Business Day after the Write Down Event Effective Date and which shall (i) state that the Write Down Event has occurred and (ii) specify the event(s) constituting the Write Down Event including the relevant Common Equity Tier 1 Capital Ratio as of the relevant CBR Reporting Date and/or the nature of the bankruptcy prevention measures the Agency for Deposit Insurance has committed to as applicable and the grounds for application of such bankruptcy prevention measures in relation to Gazprombank.

2.1.24	“Write Down Measures” means an Interest Cancellation Measure and/or a Principal Write Down Measure.

2.1.25	“Write Down Measure Effective Date” means the date as of which the Write Down Measures become effective, which is specified in the Write Down Measure Notice and which shall occur on the seventh Business Day in Moscow after the Write Down Event Effective Date.

2.1.26	“Write Down Measure Notice” means a notice which shall be given by Gazprombank to the Lender and the Trustee and which shall specify (i) the Write Down Measure Effective Date; and (ii) the Write Down Measures being implemented including any Interest Cancellation Amount and any Write Down Amount and the basis of their calculation.

2.2	Clauses 2.1 to 2.5 shall be deleted in their entirety and replaced with the following:

2.1	Loan

On the terms and subject to the conditions set forth herein, the Lender extended to Gazprombank the loan in the total aggregate amount of U.S.$1,000,000,000.

2.2	Purpose

The proceeds of the Loan were used for general corporate purposes, but the Lender shall not be concerned with the application thereof.

2.3	Drawdown

On the terms and subject to the conditions set forth herein, on the Closing Date the Lender made the Loan to Gazprombank and Gazprombank made a single drawing in the full amount of the Loan.

2.4	Loan Arrangement Fee

In consideration of the Lender’s undertaking to make the Loan available to Gazprombank, Gazprombank, one Business Day before the Closing Date, paid to the Lender to the account No. 11736809 (TO: Citibank, N.A. New York; SWIFT: CITIUS33; TO: Citibank, N.A. London; SWIFT: CITIGB2L; A/C NAME: GPB Eurobond Finance Non-Secured Account; REFERENCE: GPB Series 8), in Same-Day Funds, the amount of U.S.$14,159,133.56 in connection with the financing of the Loan and costs connected with and necessary for the extension of the Loan (the “Arrangement Fee”). The Arrangement Fee was calculated taking into account the front-end commissions, fees and costs of the Lender in connection with financing the Loan.

2.5	Disbursement

Subject to the conditions set forth herein, on the Closing Date the Lender transferred the amount of the Loan to the Gazprombank Account.

2.3	The original Clause 3.4 (Reclassification) shall be renumbered as Clause 3.5 and referred to accordingly and a new Clause 3.4 shall be added as set out below:

3.4	No Early Termination of Obligations

No early termination of obligations under this Agreement (by way of set off or otherwise) shall be permitted without the prior written consent of the CBR.

2.4	A new paragraph (iv) shall be added to Clause 5.1.1:

(iv) The Loan may not be prepaid, in whole or in part, at Gazprombank’s option before the 10th anniversary of its inclusion in 215-P Tier 1 Capital .

2.5

Clause 5.2.1 is replaced in its entirety with the following: “at its option, and with the prior written consent of the CBR prepay the Loan following the receipt of the Final Conclusion, at any time, if, as a result of any amendment to, clarification of, or change in (including a change in interpretation or application of), Regulation No. 215-P, Regulation 395-P or other applicable requirements of the CBR after the entry into of the Addendum, all but not part of the principal amount of the Loan outstanding at such time would cease to qualify in whole but not in part as 395-P Tier 2 Capital The Loan shall be prepaid at the principal amount thereof in whole, but not in part, provided that notice thereof together with an Officers’ Certificate confirming the existence of the relevant circumstances permitting such a prepayment shall be given to the Lender, with a copy to the Trustee, not less than 30 days and not more than 60 days prior to the date of prepayment. Upon the delivery of such notice and such Officers’ Certificate, Gazprombank shall be bound on the prepayment date to repay the Loan (in whole but not in part) at the principal amount thereof;”

2.6	A new Clause 5.5 shall be added to the Original Agreement:

5.5	Cancellation of the Loan upon Full Redemption of Notes

Upon the redemption in full of all of the outstanding principal amount of the Notes and subject to the CBR’s prior written consent, the Loan shall be deemed to have been cancelled as of the date of such repayment in full of the Notes.

2.7	A new Clause 8 is inserted in the Original Agreement such that former Clause 8 shall become Clause 9 and the other clauses of the Original Agreement shall be numbered accordingly:

8	Write Down

8.1	Write Down Measures

If a Write Down Event has occurred and is continuing on the Write Down Measure Effective Date Gazprombank shall (irrespective of whether Gazprombank has incurred any losses) on the Write Down Measure Effective Date:

(i) firstly, irrevocably (without the need for the consent of the Lender or the Trustee) cancel any interest accrued to (but excluding) the Write Down Measure Effective Date by the relevant Interest Cancellation Amount (such cancellation, an “Interest Cancellation Measure” or an “Interest Cancellation” and “Cancelled” being construed accordingly); and,

(ii) secondly, if the Interest Cancellation Measure, together with cancellation of accrued interest on Parity Write Down Instruments in full is insufficient to remedy the Write Down Event, irrevocably (without the need for the consent of the Lender or the Trustee) reduce the then Outstanding Principal Amount of the Loan by the relevant Write Down Amount (such reduction a “Principal Write Down Measure” or, a “Write Down” and “Written Down” being construed accordingly).

Subject to this Clause 8, Gazprombank shall determine the Interest Cancellation Amount and the Write Down Amount in its sole discretion and shall set out its determination thereof in the Write Down Measure Notice together with the then remaining outstanding principal amount of the Loan (if any) and the then remaining accrued but unpaid interest (if any) following the relevant Interest Cancellation and/or Write Down in accordance with this Clause 8. Gazprombank’s determination of the Interest Cancellation Amount and Write Down Amount shall in the absence of fraud or manifest error be binding on all parties.

8.2	Gazprombank’s Obligation to Provide Notices

Gazprombank shall provide to the Lender and the Trustee no later than:

(i) two Business Days after the Write Down Event Effective Date as of which the Write Down Event has occurred, the Write Down Event Notice; and

(ii) five Business Days prior to the relevant Write Down Measure Effective Date, the Write Down Measure Notice.

8.3	Consequences of a Write Down Measure

A Write Down Event may occur on more than one occasion and the interest on the Loan may be Cancelled and the principal amount of the Loan may be Written Down on more than one occasion.

The principal amount of the Loan may only be Written Down by Gazprombank pro rata with other Parity Write Down Instruments. The accrued interest may only be Cancelled by Gazprombank pro rata with interest on other Parity Write Down Instruments. If, in connection with any Interest Cancellation and Write Down of the Loan, any relevant proportion must be determined for pro-rating such Cancellation and Write Down amongst the Loan and any Parity Write Down Instruments, the accrued interest and principal amount of any obligation (including the Loan and any Parity Write Down Instruments) which is not denominated in the Accounting Currency will (for the purposes of such determination only) be deemed to be converted into the Accounting Currency at then prevailing foreign exchange rates determined in the sole discretion of Gazprombank in accordance with its accounting policies established under such accounting standards.

Following any Write Down in accordance with this Clause 8, references herein to “outstanding principal amount” of the Loan shall be construed as references to the Outstanding Principal Amount. If the principal amount of the Loan is written down to zero, this Agreement shall cease to have effect.

Once the principal amount of the Loan has been Written Down in accordance with this Clause 8, the principal amount so Written Down may not be restored under any circumstances, including where the relevant Write Down Event(s) is no longer continuing.

Any interest payment that has been Cancelled in accordance with this Clause 8, shall not accumulate or be payable at any time thereafter, including where the relevant Write Down Event(s) is no longer continuing. No Interest shall accrue from the Write Down Measure Effective Date and as long as a Write Down Event(s) is continuing.

Notwithstanding any other provision of this Agreement, an Interest Cancellation or a Write Down under this Clause 8 shall not constitute an Acceleration Event (or a Potential Acceleration Event) or a default by Gazprombank under this Agreement.

2.8	Clause 11.1.2 shall be amended to provide that a written notice in the form of an Officers’ Certificate stating whether any Acceleration Event or Potential Acceleration Event or default has occurred is similarly given in respect of any Write Down Event.

3	Governing Law and Arbitration

This Addendum and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law. Clauses 15.9 to 15.18 of the Original Agreement apply to this Addendum as if set out in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Addendum to the Subordinated Loan Agreement dated 24 October 2012 to be executed on the date first written above.

GAZPROMBANK (OPEN JOINT-STOCK COMPANY)

By:

Signed by a duly authorised attorney of GPB EUROBOND FINANCE PLC

By:

SCHEDULE 2—FORM OF THE CALL OPTION AGREEMENT

Dated [—] 2013

GAZPROMBANK (OPEN JOINT-STOCK COMPANY)

and

GPB EUROBOND FINANCE PLC

CALL OPTION AGREEMENT

in respect of Series 8 perpetual callable

U.S.$1,000,000,000 7.875 per cent. Loan Participation Notes

Linklaters LLP

This Call Option Agreement (the “Agreement”) is made on [—] 2013 between:

(1)	GAZPROMBANK (OPEN JOINT-STOCK COMPANY), an open joint-stock company established under the laws of the Russian Federation whose registered office is 16 Block 1, Nametkina St., Moscow 117420 (“Gazprombank”); and

(2)	GPB EUROBOND FINANCE PLC, a public limited liability company established under the laws of Ireland whose registered office is 5 Harbourmaster Place, IFSC, Dublin 1, Ireland (the “Issuer”).

Whereas:

(A)	On 25 October 2012, the Issuer as lender extended to Gazprombank as borrower an unsecured subordinated deferrable loan in the amount of U.S.$1,000,000,000 (the “Loan”) funded by an issue of the perpetual callable U.S.$1,000,000,000 7.875 per cent. loan participation notes (such notes as amended by the Amended Supplemental Trust Deed dated [•] 2013, the “Notes”) under the U.S.$15,000,000,000 programme for the issuance of loan participation notes to be issued by, but with limited recourse to, the Issuer for the purpose of financing loans to Gazprombank (the “Programme”) and on the terms and subject to the conditions of the subordinated loan agreement dated 24 October 2012, as may be amended, supplemented or restated from time to time, (the “Loan Agreement”) and the conditions of the Notes.

(B)	The Issuer and Gazprombank have agreed to record certain arrangements additional to the Loan and the Notes.

Now it is hereby agreed as follows:

1	Definitions

Unless otherwise set out herein, all capitalised terms used throughout this Agreement have the meaning given to them in the Loan Agreement.

2	Call Option

2.1	Optional Redemption of Notes

Pursuant to Condition 6(g) of the Notes and subject to the Central Bank of Russia giving its prior written consent in accordance with Clause 5.5 of the Loan Agreement, the Issuer may, on any Interest Payment Date beginning with that falling on, or nearest to 25 April 2018 and ending on that falling on, or nearest to 25 October 2023 (the “Optional Redemption Date”), on giving not less than eight days’ notice thereof to the Trustee and the Noteholders in accordance with Condition 14, redeem all, but not some only, of the Notes at their outstanding principal amount together with interest accrued to the date of redemption (such option to redeem the Notes being the “Call Option”).

2.2	Notice by Gazprombank

The parties hereto agree that Gazprombank may, by giving not less than 30 nor more than 60 days’ prior notice to the Issuer (with a copy to the Trustee), which notice shall be irrevocable, instruct the Issuer to exercise the Call Option and the Issuer agrees only to exercise such option upon such notice from Gazprombank.

2.3	Obligation to Make Payment

If Gazprombank has given notice to exercise the Call Option pursuant to Clause 2.2 of this Agreement, then in consideration of the Issuer giving up its right to receive the repayment of principal due to it under the Loan Agreement by virtue of the cancellation of the Loan pursuant to Clause 5.5 of the Loan Agreement upon the redemption of the Notes, Gazprombank shall, pursuant to the terms of this Agreement, pay to the Issuer an amount equal to the outstanding principal amount of the Notes one Business Day prior to the relevant Optional Redemption Date in respect of which such option is to be exercised.

2.4	No Release

Nothing in this Agreement shall release Gazprombank from its obligation to pay to the Issuer accrued but unpaid interest on the Loan to the Optional Redemption Date and all other sums payable by Gazprombank pursuant to the Loan Agreement (including, but not limited to, Deferred Payments, if any).

3	Payments

3.1	Making of Payments

All payments to be made by Gazprombank under this Agreement shall be made unconditionally by credit transfer to the Issuer not later than 2 p.m. (London time) one Business Day prior to Optional Redemption Date or any other relevant date in Same-Day Funds to the Account.

3.2	No Set-Off, Counterclaim or Withholding; Gross-Up

All payments to be made by Gazprombank under this Agreement shall be (i) made in full without set-off or counterclaim and (except to the extent required by law) free and clear of and without deduction for or on account of any Taxes and (ii) made only from the Russian Federation, Ireland or such other jurisdiction which would not require any deductions or withholding from any such payment. If Gazprombank is required by applicable law to make any deduction or withholding from any payment under this Agreement for or on account of any such Taxes, it shall, on the due date of such payment, increase any payment due hereunder to such amount as may be necessary to ensure that the Issuer receives a net amount in Dollars equal to the full amount which it would have received had payment not been made subject to such Taxes, shall account to the relevant authorities for the relevant amount of such Taxes so withheld or deducted within the time allowed for such payment under the applicable law and shall deliver to the Issuer without undue delay evidence satisfactory to the Issuer of such deduction or withholding and of the accounting therefor to the relevant taxing authority. If the Issuer pays any amount in respect of such Taxes, including penalties or interest, Gazprombank shall reimburse the Issuer in Dollars for such payment on demand.

3.3	Reimbursement

To the extent that the Issuer subsequently obtains or uses any tax credit or allowance or other reimbursements relating to a deduction or withholding with respect to which Gazprombank has made a payment pursuant to this Clause 3 or obtains any other reimbursement in connection therewith, it shall promptly pay to Gazprombank so much of the benefit received as will leave the Issuer in substantially the same position as it would have been had no additional amount been required to be paid by Gazprombank pursuant to this Clause 3; provided, however, that the question of whether any such benefit has been received, and accordingly, whether any payment should be made to Gazprombank, the amount of any such payment and the timing of any such payment, shall be determined in the reasonable judgment of the Issuer, provided that the Issuer shall notify Gazprombank promptly upon determination that it has received any such benefits.

3.4	Mitigation

If at any time either party hereto becomes aware of circumstances which would or might, then or thereafter, give rise to an obligation on the part of Gazprombank to make any deduction, withholding or payment as described in sub-Clause 3.2, then, without in any way limiting, reducing or otherwise qualifying the Issuer’s rights, or Gazprombank’s obligations, under the sub-Clause, such party shall as soon as reasonably practicable upon becoming aware of such circumstances notify the other party, and, thereupon the parties shall consider and consult with each other in good faith with a view to finding, agreeing upon and implementing a method or methods by which any such obligation may be avoided or mitigated and, to the extent that both parties can do so without taking any action which in the reasonable opinion of such party is prejudicial to its own position, take such reasonable steps as may be reasonably available to it to avoid such obligation or mitigate the effect of such circumstances. Gazprombank agrees to reimburse the Issuer for all properly incurred costs and expenses (including but not limited to legal fees) incurred by the Issuer in connection with this sub-Clause.

4	Change in Law or Increase in Cost

4.1	Compensation

In the event that after the date of this Agreement there is any change in or introduction of any tax, law, regulation, regulatory requirement or official directive (whether or not having the force of law but, if not having the force of law, the observance of which is in accordance with the generally accepted financial practice of financial institutions in the country concerned) or in the interpretation or application thereof by any person charged with the administration thereof and/or any compliance by the Issuer in respect of the Call Option with any request, policy or guideline (whether or not having the force of law but, if not having the force of law, the observances of which is in accordance with the generally accepted financial practice of financial institutions in the country concerned) from or of any central or other fiscal, monetary or other authority, agency or any official of any such authority, which:

4.1.1	subjects or will subject the Issuer to any Taxes with respect to payments under this Agreement; or

4.1.2	increases or will increase the taxation of or changes or will change the basis of taxation of payments to the Issuer under this Agreement; or

4.1.3	imposes or will impose on the Issuer any other condition affecting this Agreement or the Call Option,

and if as a result of any of the foregoing:

(i)	the cost to the Issuer of maintaining the Call Option is increased; or

(ii)	the amount of received by the Issuer hereunder is reduced; or

(iii)	the Issuer makes any payment or foregoes any return on or calculated by reference to the gross amount of any sum receivable by it from Gazprombank hereunder or makes any payment or foregoes any return on or calculated by reference to the gross amount of the Call Option, then subject to the following, and in each such case:

(a)	the Issuer shall, as soon as practicable after becoming aware of such increased cost, reduced amount or payment made or foregone, give written notice to Gazprombank, together with a certificate signed by the Issuer describing in reasonable detail the introduction or change or request which has occurred and the country or jurisdiction concerned and the nature and date thereof and demonstrating the connection between such introduction, change or request and such increased cost, reduced amount or payment made or foregone, and setting out in reasonable detail the basis on which such amount has been calculated, and all relevant supporting documents evidencing the matters set out in such certificates; and

(b)	Gazprombank, in the case of clauses (i) and (iii) above, shall on demand by the Issuer, pay to the Issuer such additional amount as shall be necessary to compensate the Issuer for such increased cost, and, in the case of clause (ii) above, at the time the amount so reduced would otherwise have been payable, pay to the Issuer such additional amount as shall be necessary to compensate the Issuer for such reduction, payment or foregone return; provided, however, the amount of such increased cost, reduced amount or payment made or foregone shall be deemed not to exceed an amount equal to the proportion thereof which is directly attributable to this Agreement, provided that this sub-Clause 4.1 will not apply to or in respect of any matter for which the Issuer has already been compensated under sub-Clause 3.2.

4.2	Mitigation

In the event that the Issuer becomes entitled to make a claim pursuant to sub-Clause 4.1, the Issuer shall consult in good faith with Gazprombank and shall use reasonable efforts (based on the Issuerr’s reasonable interpretation of any relevant tax, law, regulation, requirement, official directive, request, policy or guideline) to reduce, in whole or in part, Gazprombank’s obligations to pay any additional amount pursuant to such sub-Clause, except that nothing in this sub-Clause 4.2 shall obligate the Issuer to incur any costs or expenses in taking any action which, in the reasonable opinion of the Issuer is prejudicial to its interests.

5	Stamp Duties

5.1	Gazprombank shall pay all stamp, registration and documentary taxes, duties, or similar charges (if any) imposed on Gazprombank by any person in the United Kingdom, the Russian Federation or Ireland which may be payable or determined to be payable in connection with the execution, delivery, performance, enforcement, or admissibility into evidence of this Agreement and shall indemnify and reimburse the Issuer against any and all costs, expenses or penalties which may be incurred or suffered by the Issuer with respect to, or resulting from, any delay or failure by Gazprombank to pay such taxes or similar charges upon presentation by the Issuer to Gazprombank of documentary evidence of such costs and expenses.

5.2	Gazprombank agrees that if the Issuer incurs a liability to pay any stamp, registration and documentary taxes or similar charges (if any) imposed by any person in the United Kingdom, Russian Federation or Ireland which may be payable or determined to be payable in connection with the execution, delivery, performance, enforcement, or admissibility into evidence of this Agreement, Gazprombank shall repay the Issuer on demand an amount equal to such stamp or other documentary taxes or duties and shall indemnify the Issuer against any and all costs and expenses which may be incurred or suffered by the Issuer with respect to, or resulting from, delay or failure by Gazprombank to procure the payment of such taxes or similar charges.

6	Waivers

No failure to exercise and no delay in exercising, on the part of the Issuer or Gazprombank, any right, power or privilege hereunder and no course of dealing between Gazprombank and the Issuer shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights, or remedies provided by applicable law.

7	Notices

All notices, requests, demands or other communications to or upon the respective parties hereto shall be given or made in the English language by facsimile transmission, electronic communication or otherwise in writing, addressed as follows:

A.	if to Gazprombank:

Gazprombank (Open Joint-stock Company)

16 Block 1, Nametkina Street

117420 Moscow

Russian Federation

Fax:              + 7(495)332-77-83

Email:           debt.management.notices@gazprombank.ru

Attention:     Debt Management

B.	if to the Issuer:

GPB Eurobond Finance PLC

5 Harbourmaster Place

IFSC

Dublin 1

Ireland

Fax:              + 353 1 680 6050

Email:           corporate.services@db.com

Attention:     The Directors

or to such other address or fax number as any party may hereafter specify in writing to the other.

Any notice sent by post as provided in this Clause 7 shall be deemed to have been given, made or served when delivered and any notice sent by facsimile transmission as provided in this Clause 7 shall be deemed to have been given, made or served when the relevant delivery receipt is received by the sender and any notice sent by electronic communication as provided in this Clause 7 shall be deemed to have been given, made or served when the relevant receipt of such communication being read is given, or where no read receipt is requested by the sender, at the time of sending, provided that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided that any communication which is received (or deemed to take effect in accordance with the foregoing) outside business hours or on a non-business day in the place of receipt shall be deemed to take effect at the opening of business on the next following business day in such place. Any communication delivered to any party under this Agreement which is to be sent by facsimile transmission or electronic communication will be written legal evidence.

8	Assignment

8.1	Subject to Clause 8.2, this Agreement shall inure to the benefit of and be binding upon the parties, their respective successors and any permitted assignee or transferee of some or all of a party’s rights under this Agreement. Any reference in this Agreement to any party shall be construed accordingly and, in particular, references to the exercise of rights and discretions or the making of any determination by the Issuer, shall include references to the exercise of such rights or discretions by or the making of such determination by the Trustee. Notwithstanding the foregoing, the Trustee shall not be entitled to participate in any determinations by the Issuer or any discussions between the Issuer and Gazprombank or any agreements of the Issuer or Gazprombank, pursuant to Clauses 3.3, 3.4 or 4.2.

8.2	Gazprombank shall not assign or transfer all or any part of its rights or obligations hereunder to any other party.

8.3	Subject to the provisions of Clause 26 of the Principal Trust Deed, the Issuer may not assign or transfer, in whole or in part, any of its rights and benefits under this Agreement other than the Reserved Rights (as defined in the Principal Trust Deed) except that the Issuer may charge by way of fixed first charge in favour of the Trustee of certain of the Issuer’s rights and benefits under this Agreement and assign absolutely to the Trustee certain rights, interests and benefits under this Agreement, in each case, as set out in Clause 4 of the Principal Trust Deed as supplemented by Clause 6 of the Supplemental Trust Deed.

9	Contracts (Rights of Third Parties) Act 1999

Other than the Trustee who shall have rights under the Contracts (Rights of Third Parties) Act 1999 in respect of this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

10	Choice of Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

11	Jurisdiction

The parties irrevocably agree that any dispute arising out of or connected with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or the consequences of its nullity and/or this Clause (a “Dispute”), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the LCIA Rules, which rules are deemed to be incorporated by reference into this Clause, save that, Article 56 of the LCIA Rules shall be amended as follows: unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA.

12	Process Agents

12.1	Issuer’s Process agent

The Issuer agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to the attention of Aquila International Services Limited of 2nd Floor, Berkeley Square House, Berkeley Square, London, W1J 6BD or, if different, its registered office for the time being or at any address of the Issuer in Great Britain at which process may be served on such person in accordance with Part 34 of the Companies Act 2006 (as modified or re-enacted from time to time). If such person is not or ceases to be effectively appointed to accept service of process on the Issuer’s behalf, the Issuer irrevocably agrees to appoint a new process agent in England acceptable to Gazprombank and to deliver to Gazprombank within 14 days a copy of a written acceptance of appointment by the new process agent. Nothing in this Agreement shall affect Gazprombank’s right to serve process in any other manner permitted by law.

12.2	Gazprombank’s Process agent

Gazprombank agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to Aquila International Services Limited of 2nd Floor, Berkeley Square House, Berkeley Square, London, W1J 6BD or its other principal place of business in England for the time being or at any other address for the time being at which process may be served on such person in accordance with Part 34 of the Companies Act 2006 (as modified or re-enacted from time to time). If such person is not or ceases to be effectively appointed to accept service of process on Gazprombank’s behalf, Gazprombank irrevocably agrees to appoint a new process agent in England acceptable to the Issuer and to deliver to the Issuer within 14 days a copy of a written acceptance of appointment by the new process agent. Nothing in this Agreement shall affect the Issuer’s right to serve process in any other manner permitted by law.

13	Counterparts

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same agreement.

14	Limited Recourse

Gazprombank hereby agrees that it shall have recourse in respect of any claim against the Issuer only to sums and only to the extent that such sums have not been paid out to holders of the Notes pursuant to the exercise by the Issuer of the Call Option pursuant to Clause 2 of this Agreement received by or for the account of the Issuer pursuant to this Agreement (after deduction or withholding of such taxes or duties as may be required to be made by the Issuer by law in respect of such sum or in respect of the Notes and for which the Issuer has not received a corresponding payment (also after deduction or withholding of such taxes or duties as may be required to be made by the Issuer in respect thereof) pursuant to this Agreement) (the “Issuer Assets”), subject always to (i) the Security Interests (as defined in the Trust Deed) and (ii) to the fact that any claims of the Dealers (as defined in the Subscription Agreement) shall rank in priority to claims of Gazprombank hereunder, and that any such claim by the Dealers or Gazprombank shall be reduced pro rata so that the total of all such claims does not exceed the aggregate value of the Issuer Assets after meeting claims secured on them. The Trustee having realised the same, neither Gazprombank nor any person acting on its behalf shall be entitled to take any further steps against the Issuer to recover any further sums and no debt shall be owed by the Issuer to such person in respect of any such further sum. In particular, neither Gazprombank nor any other person acting on behalf of any of them shall be entitled at any time to institute against the Issuer, or join with any other person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) against the Issuer.

15	Non Petition

None of the parties to this Agreement nor any other person acting on their behalf shall be entitled at any time to institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, administration, moratorium, reorganisation, controlled management, arrangement, insolvency, examinership, winding-up or liquidation proceedings or similar insolvency proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Issuer under this Agreement, save for lodging a claim in the liquidation of the Issuer which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligations of the Issuer.

It is expressly agreed and understood that the entry into this Agreement constitutes a corporate obligation only of the Issuer. No personal liability shall attach to or be incurred by any shareholder, member, equity holder, officer, agent, employee or director of the Issuer in his capacity as such, under or by reason of any of the obligations, covenants or agreements of such party as a result of entry into this Agreement or implied therefrom and any and all personal liability of every such shareholder, member, equity holder, officer, agent, employee or director for breaches by the Issuer of any such obligations, covenants or agreements, either at law or by statute or constitution, is hereby expressly waived by Gazprombank as a condition of and in consideration for the execution of this Agreement except to the extent that any such person acts in bad faith or is negligent in the context of its obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Call Option Agreement to be executed on the date first written above.

GAZPROMBANK (OPEN JOINT-STOCK COMPANY)

By:

Signed by a duly authorised attorney of GPB EUROBOND FINANCE PLC

By: